Leader Funds Trust  485BPOS

Exhibit 99(e)(2)

AMENDED EXHIBIT A

LEADER FUNDS TRUST

DISTRIBUTION AGREEMENT

Date Last Amended: April 10, 2023

Fund Names

Separate Series of Leader Funds Trust

Name of Series

Leader Capital Short Term High Yield Bond Fund

Leader Capital High Quality Income Fund

Acknowledged and Approved by:

Leader Funds Trust	Vigilant Distributors, LLC

By:	By:
John Lekas, CEO		Patrick Chism, CEO